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                                                                     Exhibit 5.5

                            [SAUL EWING LETTERHEAD]

                                                              September 14, 2004

MAAX Corporation
1010 Sherbrooke Street West
Suite 1610
Montreal, Quebec H3A 2R7
Canada
Attention:  Mr. Denis Aubin

            RE: MAAX CORPORATION $150,000,000 9.75% SENIOR SUBORDINATED NOTES

Dear Mr. Aubin:

            We have acted as special counsel in the Commonwealth of Pennsylvania (the "State") to MAAX Corporation, a Nova Scotia unlimited company (the "Company") and MAAX-KSD Corporation, a Pennsylvania corporation ("MAAX-KSD") in connection with the filing of the Exchange and Registration Rights Agreement dated as of June 4, 2004 by and among the Company, the Guarantors and the Initial Purchasers (as defined therein) (the "Registration Rights Agreement"). Unless otherwise defined herein, capitalized term used in this opinion shall have the meanings assigned to such terms in the Registration Rights Agreement. In rendering the opinions hereinafter set forth, we have reviewed final forms of the following documents (collectively, the "Documents"):

            1. the Registration Rights Agreement;

            2. the Indenture dated as of June 4, 2004 by and among the Company, MAAX-KSD, certain other guarantors and U.S. Bank Trust National Association, as trustee (the "Indenture"); and

            3. the Note Guarantee dated as of June 4, 2004 by MAAX-KSD and certain other guarantors (the "Note Guarantee").

            We have also examined the following:

            1. Articles of Incorporation of MAAX-KSD;


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September 14, 2004
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            2. Bylaws of MAAX-KSD;

            3. Certified Resolutions of the Board of Directors of MAAX-KSD dated September 14, 2004;

            4. Subsistence certificate dated May 26, 2004 issued by the Department of State of the State with respect to MAAX-KSD (as supplemented by telephonic confirmation of good standing with the Department of State of the State on September 13, 2004); and

            5. such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the assumptions, qualifications, limitations, exceptions and restrictions noted below.

            Based solely upon the foregoing, and subject to the assumptions, qualifications, limitations, exceptions and restrictions hereinafter set forth, we are of the opinion that:

            1. MAAX-KSD is duly organized and validly existing and subsisting under the laws of the State, with the requisite power and authority to own its properties and conduct its business as described in the Registration Statement and to enter into and carry out its obligations under the Documents.

            2. The Indenture and the Note Guarantee have each been duly authorized, executed and delivered by MAAX-KSD.

            3. The execution and compliance with all of the provisions of the Documents by MAAX-KSD will not result in a violation of (a) MAAX-KSD's Articles of Incorporation (as amended) or By-Laws (as amended), (b) the laws of the State in effect (in each case) as of the date of this opinion, or (c) to our knowledge, any order, judgment or decree naming MAAX-KSD of any court or governmental agency or body of the State known to us to be applicable to MAAX-KSD. As used in this paragraph the term "to our knowledge" shall mean the conscious awareness of facts by the lawyers presently with this firm who have given substantive attention to the legal representation of MAAX-KSD in connection with the Documents. We have undertaken no independent investigation or verification of such matters.

                         QUALIFICATIONS AND LIMITATIONS

            The opinions set forth in this letter are subject to the following assumptions, qualifications, limitations, exceptions and restrictions:

            1. We have made the following assumptions:

                  a. Each document submitted to us for review is accurate and complete; each such document submitted to us as an original is authentic; each such document submitted to us as a copy conforms to the original document.

                  b. All signatures of the parties on any of the Documents are genuine.

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September 14, 2004
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            2. The opinions set forth in this letter:

                  a. are limited to the law of the State and the federal law of the United States of America, each to the extent applicable. We express no opinion as to the laws of any other jurisdiction or the effect thereof;

                  b. are limited to those matters which are expressly set forth in this letter, and no opinion may be inferred or implied beyond the matters expressly set forth in this letter;

                  c. must be read in conjunction with the assumptions, qualifications, limitations, exceptions and restrictions set forth in this letter; and

                  d. are rendered as of the date of this letter, and we assume no obligation to update or supplement this opinion at any time or for any reason, including, without limitation, any changes in applicable law or changes of any facts or circumstances of which we become aware.

            We understand that this opinion will be relied upon by Kaye Scholer LLP in delivering their opinion with respect to the registration of the Notes (as that term is defined in the Indenture) with the Securities and Exchange Commission (the "SEC"); otherwise, this opinion is solely for the benefit of the addressees and their respective successors and assigns and not for the benefit of any other person. We consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ Saul Ewing LLP